Filed Pursuant to Rule 424(b)(5)
Registration No. 333-257798

PROSPECTUS SUPPLEMENT
(To the Prospectus dated July 19, 2021)

$100,000,000

GREENBOX POS

8% SENIOR CONVERTIBLE NOTES DUE 2023

We are offering 8% senior convertible notes due 2023 in the aggregate original principal amount of $100 million (the “Notes”), which Notes are convertible into shares of our common stock under certain conditions more fully described below. The Notes have an original issue discount of sixteen percent (16%) resulting in gross proceeds to the Company of $84 million. The Notes are being sold pursuant to the terms of a Securities Purchase Agreement, dated November 2, 2021, between us and each investor in connection with this offering. This prospectus supplement covers up to 69,461,078 shares of common stock issuable from time to time upon conversion or otherwise under the Notes (including shares of common stock that may be issued as interest in lieu of cash payments). To obtain the number of shares of common stock issuable from time to time upon conversion or otherwise under the Notes that are covered under this prospectus supplement, we have assumed that all payments under the Notes will be made in shares of common stock, with interest calculated at an interest rate of 8.00% per annum, compounded monthly, from November 5, 2021 through an assumed Maturity Date of November 5, 2023, assuming amounts due prior to the Maturity Date are deferred to the Maturity Date and assuming a Conversion Price on the Maturity Date equal to the floor price of $1.67.

We have retained EF Hutton, division of Benchmark Investments, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. See “Plan of Distribution” beginning on page S-26 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves certain risks. Before purchasing our Notes, please review the information, including the information incorporated by reference, under the heading “Risk Factors” beginning on Page S-8 of this prospectus supplement and page 7 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Total
Gross Proceeds	$84,000,000
Placement agent’s fees (1)	$6,720,000
Proceeds, before payment of other expenses, to us (2)	$77,280,000

(1) Includes commissions of six percent (6%) and non-accountable expenses of two percent (2%)

(2) We estimate the total expenses of this offering, excluding placement agent fees, will be approximately $480,000.

Delivery of the Notes by GreenBox POS will be in certificated form and are expected to be made on or about November 5, 2021, subject to customary closing conditions.

S-i

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus supplement is November2, 2021.

S-ii

PROSPECTUS SUPPLEMENT

PROSPECTUS DATED JULY 19, 2021

S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Before investing in our common stock, we urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein. This prospectus supplement may add to, update, or change information in the accompanying prospectus, or the documents incorporated by reference herein or therein. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference herein or therein, then this prospectus supplement will be deemed to modify or supersede the information in the accompanying prospectus and such documents incorporated by reference.

This prospectus supplement and the accompanying prospectus dated July 19, 2021, are part of a registration statement (Registration No. 333-257798) on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process under which we may from time to time offer and sell any combination of the securities described in that accompanying prospectus up to a total dollar amount of $250 million. This prospectus supplement relates to the offering of debt securities by us which debt securities can, under certain conditions, convert into shares of our common stock.

This prospectus supplement and the accompanying prospectus contain and incorporate by reference information that you should consider in making your investment decision.

We have not, and the placement agent has not, authorized any other person to provide you with different or additional information. We and the placement agent take no responsibility for, and can provide no assurance as to, the reliability of any other information that any other person may give you. We are not, and the placement agent is not, making an offer to sell or soliciting an offer to buy these securities under any circumstance in any jurisdiction where the offer or solicitation is not permitted. The information in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf is accurate only as of the date of the respective document in which the information appears, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “GreenBox,” “we,” “our,” “us” and the “Company” in this prospectus, we mean GreenBox POS and our wholly owned subsidiaries, Moltopay Financial Ltd. and Charge Savvy LLC, unless otherwise specified. When we refer to “you,” we mean the Holders of the series of securities.

PROSPECTUS SUPPLEMENT SUMMARY

Our Business

GreenBox is a financial technology company that develops, markets, and sells innovative blockchain-based payment solutions, which we believe offer significant improvements for the payment solutions marketplace. Our core focus is to develop and monetize disruptive blockchain-based applications, integrated within an end-to-end suite of financial products, capable of supporting a multitude of industries. Our proprietary, blockchain-based ecosystem is designed to facilitate, record, and store a virtually limitless volume of tokenized assets, representing cash or data, on a secured, immutable blockchain-based ledger.

Payment processing in the blockchain world only requires recording a ledger, there is no movement of money. Secure tokens are used where users need an immediate transaction, in a safe, private, and hack-free environment, and where traditional banks may not work effectively, like cross border transactions or in under-banked verticals.

We generate revenue from payment processing services, licensing fees and equipment sales.

☐

Payment processing revenue is based on a percentage of each transaction’s value and/or a fixed amount specified for each transaction or service and, in each case, is recognized as such transactions or services are performed. This is our primary source of revenues. When a merchant makes a sale, the process of receiving the payment card information, engaging the banks for transferring the proceeds to the merchant’s account via digital gateways, and recording the transaction on a blockchain ledger are the activities for which we get to collect fees.

☐	Licensing revenue is paid in advance and is recorded as unearned income, which is amortized monthly over the period of the licensing agreement.

☐	Equipment revenue is generated from the sale of POS products, which is recognized when goods are shipped.

We have three main products that are utilized by our customers:

a)	QuickCard Payment System is a comprehensive physical and virtual cash management system, including software that facilitates deposits, cash and e-wallet management.

b)	POS Solutions is our complete end-to-end Point of Sale solution, comprising both software and hardware.

c)	Loopz Software Solution is a mobile delivery service operations management solution with automated dispatch functionality.

Our proprietary blockchain-based technology serves as the settlement engine for all transactions within our ecosystem. The blockchain ledger provides a robust and secure platform to log immense volumes of immutable transactional records in real time. Generally speaking, blockchain is a distributed ledger that uses digitally encrypted keys to verify, secure and record details of each transaction conducted within an ecosystem. Unlike general blockchain-based systems, we use proprietary, private ledger technology to verify every transaction conducted within our ecosystem. The verification of transaction data comes from trusted partners, all of whom have been extensively vetted by us.

We facilitate all financial elements of our closed-loop ecosystem and we act as the administrator for all related accounts. Using our TrustGateway technology, we seek authorization and settlement for each transaction from Gateways to the issuing bank responsible for the credit/debit card used in the transaction. When the Gateway settles the transaction, our TrustGateway technology composes a chain of blockchain instructions to our ledger manager system.

When consumers use credit/debit cards to pay for transactions with merchants who use our ecosystem, the transaction starts with the consumer purchasing tokens from us. The tokens are purchased or granted directly from the merchant's terminals or mobile app, or from our website and are immediately available for transactions.

The issuance of tokens is accomplished when we load a virtual wallet with a token, which then transfers credits to the merchant’s wallet on a dollar for dollar basis, after which the merchant releases its goods or services to the consumer. These transfers take place instantaneously and seamlessly, allowing the transaction experience to seem like any other ordinary credit/debit card transaction to the consumer and merchant.

While our blockchain ledger records transaction details instantaneously, the final cash settlement of each transaction can take days to weeks, depending upon contract terms between us and the gateways we use, between us and our Independent Sales Organizations (“ISO”), and between us and/or our ISOs and merchants who use our services. In the case where we have received transaction funds, but not yet paid a merchant or an ISO, we hold funds in either a trust account or as cash deemed restricted within our operating accounts. We record the total of such funds as Cash held for Settlements – this is a current asset. Of these funds, we record the sum balance due to Merchants and ISOs as Settlement Liabilities to Merchants and Settlement Liabilities to ISOs, respectively.

Our primary revenue driver in fiscal year 2021 has been the release and utilization of our Gen3 platform. We believe Gen3 is the most advanced technology released in the space to date. The latest installment of our technology, Gen3 features the following new properties: 1. Banking white label  platform; 2. Payment Facilitation management platform; 3. Stablecoin platform support; 4. Payment platform; and 5. Ledger Secure Token Technology. We believe Gen3’s holistic end to end capabilities minimize user pain points in onboarding, transactions and offboarding.

One of the most effective ways by which this technology becomes accretive to us in acquiring new customers is by the usage of Gen3’s new blockchain provenance modules. These modules allow us to eliminate manual onboarding of new customers. Due to this accelerated onboarding, we have seen increased gross processing volumes from $131 million in the fourth quarter of 2020 to a combined $795 million in gross processing volumes for the six months ended June 30, 2021. We expect to report gross processing volumes, on a per quarter basis, of a larger amount in the third quarter of 2021.

In addition, Gen3 is the transactional foundation for the new Secure Token Technology described below.

Currency has two primary roles: it can be transactional, or it can be custodial (reserve). US dollars plays both roles. There are several disadvantages encapsulated within the existing cryptocurrency architectures available today. A decentralized approach makes the crypto assets available for viewing from anywhere and at any time, but they are extremely volatile, hackable, slow to settle, and have no intrinsic value. For the most part, they have a lot of transaction friction, in both time to settlement and transactional or conversion costs. As such, we believe these are not assets suitable as transactional currency, and are questionable as custodial currency. Centralized deployments can be stable (commonly called stablecoin), and are better as custodial media; however, none is attached to a transactional ecosystem, and exchange fees are still high. The USDC, a coin that is a USD digital equivalent, is an example of that.

We have introduced a new kind of media to the mix: Secure Token Technology, called Coyni, which has been available on a private basis since October 2021 and we expect will be fully available to the public before the end of 2021. This token is not minted nor mined, but rather it is the equivalent of a contract (an asset class called Smart Contract). As such, Secure Token Technology has many advantages over all other coins and token, and deliver on the features most sought after in the crypto and legacy payment space:

1.	It provides instant settlement;

2.	It is highly secure, since the asset and its value are not held together (asset is decentrally visible but its value is in centralized cold storage);

3.	It is deletable – the token can be cancelled;

4.	It is reversible (undo-able) allowing for chargebacks in the case of a bad transaction. This allows the token to be kept alive for another transaction by the same user;

5.	It provides instant liquidity;

6.

It is attached to a regulated custodial account. The custodian will be a regulated bank. And the custodial account will be continuously audited to ensure it has a large enough cash balance to back all tokens in circulation; and

7.

It is attached to our transactional infrastructure. This allows for the token to be usable for instant purchases, which we believe is an advantage for the merchants. These purchases, in turn, generate processing volume for us.

We believe our Gen3 stabilized platform will be a top choice for banks, e-commerce, and consumers. As a stablecoin platform, it is also the only type of blockchain payment processing platform  that the Office of the Comptroller of the Currency has authorized for use by banks in a similar fashion to ACH, Wire and Swift. Because Secure Token Technology is attached to the value of the US dollar, it is also very good as a custodial vehicle, fitting the needs of low-risk yield seekers, such as pension funds and retirement accounts. We believe our Gen3 stabilized platform, in its stabilized end-to-end deployment, is the obvious tool of choice, without any meaningful competition, for both transactional and custodial roles of currency, and will appeal to various stakeholders:  consumers, merchants, banks, and the regulators.

The Company has a Payment Facilitator License. The license is necessary for us to facilitate card payments for our clients to process Visa , MasterCard, AmEx, and Discover Card purchases.

Competition

Although we believe there is currently no other company in the payment facilitator industry using, as we are, blockchain infrastructure, notable companies in the payment facilitator industry include PayPal, Stripe, and Square.

Customers

We currently process transactions for approximately 4,000 customers in over twenty-five (25) industries, including, but not limited to, the foreign exchange, retail, and e-commerce sectors. We do not rely on any one customer for more than 5% of our processing volume or revenue.

Corporate Information

Our principal executive office is at 3131 Camino Del Rio North, Suite 1400, San Diego, CA 92108. Our telephone number is 619-631-8261. Our website is at https://www.greenboxpos.com. The content of our website does not constitute a part of this prospectus supplement.

Recent Developments

Charge Savvy Transaction

On July 13, 2021 (the “Closing Date”), the Company entered into and closed on a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Charge Savvy LLC, an Illinois limited liability company (“Charge Savvy”), and Charge Savvy’s three members (collectively, the “Sellers”). As a result of the Purchase Agreement, the Company purchased all of Charge Savvy’s issued and outstanding membership interests from the Sellers and Charge Savvy became a wholly owned subsidiary of the Company.

The purchase price under the Purchase Agreement for the all-stock transaction consisted on the Closing Date of 900,000 of 1,000,000 shares of common stock being issued and delivered to Sellers in proportion to the Sellers’ share of their membership interests in Charge Savvy; it being agreed that the remaining 100,000 shares of common stock may or may not be issued to Sellers depending on certain conditions precedent to such further issuance (the “Holdback Shares”). The Holdback Shares may be issued and delivered to the Sellers after Closing upon the Company’s receipt of a Phase I Environmental Assessment Report that does not raise environmental issues of concern to the Company regarding certain real estate owned by Charge Savvy.

Charge Savvy is a global Fintech company that specializes on developing software and providing payment processing and point of sale services to the merchant services industry. Charge Savvy also owns an approximately 61,000 square foot office building located in Chicago, Illinois where it is headquartered.

Transact Europe Transaction

On September 16, 2021, the Board of Directors of the Company approved and ratified the signing of a Share Purchase Agreement (the “Share Purchase Agreement”), dated as of September 3, 2021, with certain individuals named therein (the “Selling Stockholders”) for the acquisition of Transact Europe Holdings OOD and its subsidiaries and affiliates (collectively “Transact Europe”). The Purchase Agreement provides for the sale of all of the shares of Transact Europe (the “Acquisition”). Transact Europe, headquartered in Sofia, Bulgaria, operates a proprietary electronic payment solution by via the issuing of prepaid cards and serving as an agent bank internationally.

The aggregate Acquisition consideration that the Company has agreed to pay under the Purchase Agreement is €30,000,000 in cash (the “Acquisition Purchase Price”), which was deposited in an escrow account with an escrow agent, to be held to secure the payment of the Acquisition Purchase Price.

The Purchase Agreement contains customary representations, warranties and covenants by the Selling Stockholders and the Company. The completion of the transaction is subject to receipt of required regulatory and governmental approvals, including from the Bulgarian National Bank, which licensed Transact Europe to operate as an electronic money institution, as well as from the Bulgarian Competition Protection Commission, to approve the sale and transfer of shares of Transact Europe to the Company (the “Clearing Conditions”). Additionally, the consummation of the Acquisition is subject to the satisfaction of certain closing conditions, including but not limited to, transfer of appropriate licenses and other documentation evidencing Transact Europe represents or is an agent of payment card network associations or companies, such as Visa and Mastercard. The transaction does not require approval of the Company’s stockholders and is not subject to any financing contingency.

The Purchase Agreement may be terminated under certain circumstances if the transaction is not consummated within one year following the date applications for the satisfaction of the Clearing Conditions were filed.

THE OFFERING

Securities Being Offered	8% Senior Convertible Notes, in the aggregate original principal amount of $100 million to be issued pursuant to an indenture with Wilmington Savings Fund Society, FSB, as the trustee.

Ranking	Until such date as only $5 million in Notes remain outstanding, all payments due under the Notes shall be senior to all indebtedness of the Company and/or any of the Company’s subsidiaries.

Maturity Date	November 5, 2023 (unless earlier converted or redeemed, but subject to the right of the holders of Notes to extend the date under certain circumstances).

Interest	8% per annum (subject to increase to 15% per annum upon any event of default)

Fixed Conversion at Option of Holder:

Each holder of Notes may convert all, or any part, of the outstanding principal and interest of the Notes, at any time at such holder’s option, into shares of our common stock at the initial fixed conversion price of $15.00, which is subject to:

☐         proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions; and

☐         full-ratchet adjustment in connection a subsequent offering at a per share price less than the fixed conversion price then in effect.

Voluntary Adjustment Right

Subject to the rules and regulations of the Nasdaq Capital Market, we have the right, at any time, with the written consent of the holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by our board of directors.

First Quarter Adjustment to Fixed Conversion Price

If during the fiscal quarter ending March 31, 2022 we either (i) fail to process at least $750 million in transaction volume or (ii) our revenue is less than $12 million, on April 1, 2022 our fixed conversion price will automatically adjust to the lower of:

☐         the fixed conversion price then in effect;

☐         $1.67, which we refer to herein as the “floor price”;

☐         140% of the lowest volume weighted average price of our common stock during the five trading days immediately prior to April 1, 2022.

Alternate Optional Conversion
90-day Alternate Optional Conversion

At any time following the 90th calendar day after the issuance date of the Notes, but only if the closing bid price of our common stock on the immediately prior trading day is less than $5.50, each holder of Notes shall have the option to convert, at such holder’s option, pro rata, up to $30 million of the principal amount of the Notes (in $250,000 increments) at an “Alternate Optional Conversion Price” equal to the lesser of:

☐         the fixed conversion price then in effect; and

☐         the greater of:

○         the floor price; and

○         98% of the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

1-Year Alternate Optional Conversion

At any time following the first anniversary of the issuance date of the Note, but only if the closing bid price of our common stock on the immediately prior trading day is less than $6.50, each holder of Notes shall have the option to convert, at such holder’s option, pro rata, up to $30 million of the principal amount of the Notes (in $250,000 increments) at the Alternate Optional Conversion Price.

Alternate Event of Default Optional Conversion

If an event of default has occurred under the Notes, each holder may alternatively elect to convert the Note (subject to an additional 15% redemption premium) at the “Alternate Event of Default Conversion Price”  which will be the lower of:

☐         the fixed conversion price then in effect; and

☐         the greater of:

○         the floor price; and

○         80% of the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

Limitations on Conversion

Beneficial Ownership Limitation

Conversions and issuance of our common stock pursuant to the Notes are prohibited if such conversion or issuance would cause the applicable holder (together with its affiliates) to beneficially own in excess of 4.99% of the outstanding shares of our common stock (which percentage is subject to increase to 9.99% or decrease, at the option of such holder, except that any raise will only be effective upon 61-days’ prior notice to us).

Exchange Cap Limitation

Unless we obtain the approval of our stockholders in accordance with the rules and regulations of the Nasdaq Capital Market, a maximum of 8,631,530shares of our common stock (19.99% of the outstanding shares of our common stock on November 2, 2021]) shall be issuable upon conversion or otherwise pursuant to the terms of the Notes.

Holder Optional Redemption Rights

Event of Default Redemption

Upon an event of default, each holder of Notes may require us to redeem in cash all, or any portion, of the Notes at a 15% redemption premium to the greater of the face value and the equity value of our common stock underlying the Notes.

Change of Control Redemption

In connection with a change of control of the Company, each holder of Notes may require us to redeem in cash all, or any portion, of the Notes at a 15% redemption premium to the greater of the face value, the equity value of our common stock underlying the Notes and the equity value of the change of control consideration payable to the holder of our common stock underlying the Notes.

Company Optional Redemption Rights

At any time no event of default exits, we may redeem all, but not less than all, the Notes outstanding in cash all, or any portion, of the Notes at a 5% redemption premium to the greater of the face value and the equity value of our common stock underlying the Notes.

No Trading Market	The Notes are new securities for which there is currently no market. We do not expect a market to develop or be maintained for the Notes.

No Listing of Notes	The Notes will not be listed on any securities exchange or quoted through any automated quotation system.

Use of Proceeds

We intend to use the net proceeds from this offering, after deducting our placement agent’s fees and other offering expenses for (i) possible acquisitions; (ii) a possible investment in Coyni in relation to which strategic alternatives are being considered; and (iii) general corporate and working capital.

Risk Factors	See “Risk Factors” and other information contained in this prospectus supplement in deciding whether to invest in these securities.

Common Stock	Our common stock is traded on the Nasdaq Capital Market under the ticker symbol “GBOX”.

RISK FACTORS

Investing in the securities offered hereby involves a high degree of risk. You should carefully consider the following risks factors and the risk factors incorporated by reference to our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, and all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes, before investing in our securities. If any of these risks materialize, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the trading price of our common stock and the value of the Notes could decline, and you could lose all or part of your investment.

Risks Related to Our Business

The loss of key personnel or the inability of replacements to perform in their new roles quickly and successfully could adversely affect our business.

We depend on the leadership and experience of our relatively small number of key executive management personnel, particularly our Chairman of the Board of Directors (the “Board”), Executive Vice President, Ben Errez, our Director and Chief Executive Officer, Fredi Nisan, and our Chief Financial Officer, Benjamin Chung. The loss of the services of any of these key executives or any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Furthermore, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in our industry. Our inability to meet our executive staffing requirements in the future could impair our growth and harm our business.

Merchants could be slow in adopting our Gen3 platform, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.

Our Gen3 platform represents relatively new technology in the payment processing market. Our future success will depend on our ability to increase merchant demand for our products by demonstrating to a broad spectrum of potential merchants the potential performance advantages of our Gen3 platform, and our inability to do so could have a material adverse effect on our business, financial condition, and results of operations. Factors that could inhibit adoption of our Gen3 platforms include cost and concerns about the and reliability of the technology. Absent an immediate competitive motivation, a merchant may not feel compelled to invest the time required to learn about the potential benefits of using our platform. In addition, economic pressure, caused, for example, by an economic slowdown, could make merchants reluctant to invest in new technologies.

Our executive officers, directors, and principal shareholders maintain the ability to control substantially all matters submitted to shareholders for approval.

As of September 28, 2021, our executive officers, directors, and shareholders who owned more than 5% of our outstanding common stock, in the aggregate, beneficially owned 26,035,385 shares of common stock representing approximately 56.3% of our outstanding capital stock. As a result, if these shareholders were to choose to act together, they would be able to control substantially all matters submitted to our shareholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation, or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other shareholders may desire.

Our financial statements may be materially affected if our estimates prove to be inaccurate as a result of our limited experience in making critical accounting estimates.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments, and assumptions that affect the reported amounts. Actual results may differ materially from these estimates under different assumptions or conditions. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. In addition, because we have limited to no operating history and limited experience in making these estimates, judgments, and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations, and the price of our securities.

We may require additional financing to sustain or grow our operations.

Our growth will be dependent on our ability to access additional equity and debt capital. Moreover, part of our business strategy may involve the use of debt financing to increase potential revenues. Our inability in the future to obtain additional equity capital or a corporate credit facility on attractive terms, or at all, could adversely impact our ability to execute our business strategy, which could adversely affect our growth prospects and future shareholder returns.

We may not realize the anticipated benefits of acquisitions or investments in joint ventures, or those benefits may be delayed or reduced in their realization.

Acquisitions and investments are likely to be a component of our growth and the development of our business, in the future. Acquisitions can broaden and diversify our product concepts. In reviewing potential acquisitions or investments, we target assets or companies that we believe offer attractive products or offerings, the ability for us to leverage our offerings, competencies, or other synergies.

The combination of two independent businesses is a complex, costly, and time-consuming process that will require significant management attention and resources. The integration process may disrupt the businesses and, if implemented ineffectively, would limit the expected benefits of the acquisition. The failure to meet the challenges involved in integrating businesses and realizing the anticipated benefits could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations. The overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

☐	The diversion of management’s attention to integration matters;

☐	difficulties in achieving anticipated cost savings, synergies, business opportunities, and growth prospects from the combination;

☐	difficulties in the integration of operations and systems; and

☐	conforming standards, controls, procedures, accounting and other policies, business cultures, and compensation structures between the two companies.

We cannot be certain that the products and offerings of companies we may acquire, or acquire an interest in, will achieve or maintain popularity with consumers in the future or that any such acquired companies or investments will allow us to market our products more effectively, develop our competencies, or to grow our business. In some cases, we expect that integrating the companies we may acquire into our operations will create production, marketing and other operating, revenue or cost synergies which will produce greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies, and other advantages. However, we cannot be certain these synergies, efficiencies, and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization. In other cases, we may acquire or invest in companies we believe have strong and creative management, in which case we may plan to operate them more autonomously rather than fully integrating them into our operations. We cannot be certain that the key talented individuals at these companies would continue to work for us after the acquisition or that they would develop popular and profitable products, entertainment, or services. We cannot guarantee that any acquisition or investment we may make will be successful or beneficial, and acquisitions can consume significant management attention and other resources, which may negatively affect other aspects of our business.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control, which could cause fluctuations in the price of our securities.

We are subject to the following factors that may negatively affect our operating results:

☐	our ability to upgrade and develop our systems and infrastructure to accommodate growth;

☐	our ability to attract and retain key personnel in a timely and cost-effective manner;

☐	technical difficulties;

☐	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;

☐	our ability to identify and enter into relationships with appropriate and qualified third-party providers for necessary development and manufacturing services;

☐	regulation by federal, state, or local governments;

☐	general economic conditions, as well as economic conditions specific to the entertainment, theme park, party items, arts and crafts, and packaging industries; and

☐

various risks related to health epidemics, pandemics, and similar outbreaks, such as the coronavirus disease 2019 (“COVID-19”) pandemic, which may have material adverse effects on our business, financial position, results of operations and/or cash flows.

As a result of our lack of any operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service, or marketing that could have a material and adverse effect on our business, results of operations, and financial condition. Due to the foregoing factors, our quarterly revenues and operating results are difficult to forecast.

Low demand for new products and the inability to develop and introduce new products at favorable margins could adversely impact our performance and prospects for future growth.

Our competitive advantage is due in part to our ability to develop and introduce new products in a timely manner at favorable margins. The uncertainties associated with developing and introducing new products, such as market demand and costs of development and production, may impede the successful development and introduction of new products on a consistent basis. Introduction of new technology may result in higher costs to us than that of the technology replaced. That increase in costs, which may continue indefinitely or until increased demand and greater availability in the sources of the new technology drive down its cost, could adversely affect our results of operations. Market acceptance of the new products introduced in recent years and scheduled for introduction in future years may not meet sales expectations due to various factors, such as the failure to accurately predict market demand, end-user preferences, evolving industry standards, or the emergence of new or disruptive technologies. Moreover, the ultimate success and profitability of the new products may depend on our ability to resolve technical and technological challenges in a timely and cost-effective manner. Our investments in productive capacity and commitments to fund advertising and product promotions in connection with these new products could erode profits if those expectations are not met.

We are increasingly dependent on information technology, and potential cyberattacks, security problems, or other disruption and expanding social media vehicles present new risks.

We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, billing, and operating data. We may purchase some of our information technology from vendors, on whom our systems will depend, and we rely on commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications could be subject to unauthorized access by hackers or others through cyberattacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance, or other system disruptions. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage they cause. Any significant breakdown, invasion, destruction, interruption, or leakage of information from our systems could harm our business.

Further, in the normal course of our business, we collect, store and transmit proprietary and confidential information regarding our customers, employees, and others, including personally identifiable information. An operational failure or breach of security from increasingly sophisticated cyber threats could lead to loss, misuse, or unauthorized disclosure of this information about our employees or customers, which may result in regulatory or other legal proceedings, and have a material adverse effect on our business. We also may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Any such attacks or precautionary measures taken to prevent anticipated attacks may result in increasing costs, including costs for additional technologies, training and third-party consultants. The losses incurred from a breach of data security and operational failures as well as the precautionary measures required to address this evolving risk may adversely impact our financial condition, results of operations and cash flows.

Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. While we believe we are currently in compliance with applicable laws and regulations, many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

Data privacy and security concerns relating to our technology and our practices could cause us to incur significant liability and deter current and potential users from using our products and services. Software bugs or defects, security breaches, and attacks on our systems could result in the improper disclosure and use of user data and interference with our users’ ability to use our products and services, harming our business operations.

Concerns about our practices regarding the collection, use, disclosure, or security of personal information or other data-privacy-related matters, even if unfounded, could harm our financial condition, and operating results. Our policies and practices may change over time as expectations regarding privacy and data change. Our products and services involve the storage and transmission of proprietary information, and bugs, theft, misuse, defects, vulnerabilities in our products and services, and security breaches expose us to a risk of loss of this information, improper use and disclosure of such information, litigation, and other potential liability. Systems and control failures, security breaches and/or inadvertent disclosure of user data could result in government and legal exposure, seriously harm our business, and impair our ability to attract and retain customers.

We may experience cyber-attacks and other attempts to gain unauthorized access to our systems. We may experience future security issues, whether due to employee error or malfeasance or system errors or vulnerabilities in our or other parties’ systems, which could result in significant legal and financial exposure. We may be unable to anticipate or detect attacks or vulnerabilities or implement adequate preventative measures. Attacks and security issues could also compromise trade secrets and other sensitive information, harming our business. As a result, we may suffer significant legal or financial exposure, which could harm our business, financial condition, and operating results.

Prolonged economic downturn, particularly in light of the COVID-19 pandemic, could adversely affect our business.

Uncertain global economic conditions, particularly in light of the COVID-19 pandemic, could adversely affect our business. The COVID-19 pandemic negatively impacted some of our clients as they saw reductions in revenues due to business closures which caused our processing volume to go down. Negative global and national economic trends, such as decreased consumer and business spending, high unemployment levels and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability, and cash flow. Although we continue to devote significant resources to support our brands, unfavorable economic conditions may negatively affect demand for our products.

We could face substantial competition, which could reduce our market share and negatively impact our net revenue.

Although we believe there is currently no other company in the payment facilitator industry using, as we are, blockchain infrastructure, notable companies in the payment facilitator industry include PayPal, Stripe, and Square. Many of our payment facilitator competitors are significantly larger than we are and have considerably greater financial, technical, marketing, and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations.

Third-party claims of infringement against us could adversely affect our ability to market our products and require us to redesign our products or seek licenses from third parties.

We are susceptible to intellectual property lawsuits that could cause us to incur substantial costs, pay substantial damages, or prohibit us from distributing our products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which later may result in issued patents that our products may infringe. If any of our products infringe a valid patent, we could be prevented from distributing that product unless and until we can obtain a license or redesign it to avoid infringement. A license may not be available or may require us to pay substantial royalties. We also may not be successful in any attempt to redesign the product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us.

We may employ individuals who were previously employed by companies that are developing blockchain or cryptocurrency products and technology, including our competitors or potential competitors. To the extent our employees are involved in research areas which are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management and which may have a material adverse effect on us, even if we are successful in defending such claims.

We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, with confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals generally will not become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

Transactional fees may decrease demand for bitcoin and blockchain and prevent expansion.

As the number of bitcoin awarded for solving a block in a blockchain decreases, the incentive for miners to continue to contribute to the bitcoin network will transition from a set reward to transaction fees. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for bitcoin and prevent the expansion of the bitcoin network to retail merchants and commercial businesses, resulting in a reduction in the price of bitcoin that could adversely impact an investment in our securities.

To incentivize miners to continue to contribute power, space, or another resource to certain cryptocurrency networks, the network may either formally or informally transition from a set reward to transaction fees earned upon solving a block. This transition could be accomplished by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee. If transaction fees paid for cryptocurrency transactions become too high, the marketplace may be reluctant to accept that cryptocurrency as a means of payment and existing users may be motivated to switch from that cryptocurrency to another cryptocurrency or to fiat currency. Decreased use and demand for a particular cryptocurrency may adversely affect its value and result in a reduction in the price of that cryptocurrency and the value of our securities.

It may be illegal now, or in the future, to participate in blockchains or utilize similar digital assets in one or more countries, the ruling of which would adversely affect us.

Although currently cryptocurrencies and blockchain-based solutions generally are not regulated or are lightly regulated in most countries, one or more countries such as China and Russia may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell, or use these digital assets or to exchange for fiat currency. Such restrictions may adversely affect us. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects, or operations.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. This may adversely affect us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects, or operations.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation involving intellectual property, data privacy and security, consumer protection, commercial disputes and other matters that may negatively affect our operating results if changes to our business operation are required. We may also be subject to a variety of claims including product warranty, product liability, and consumer protection claims related to product defects, among other litigation. We may also be subject to claims involving health and safety, other environmental impacts, or service disruptions or failures. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition, and results of operations. In addition, insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby adversely affecting our results of operations and resulting in a reduction in the trading price of our stock.

Risks Related to this Offering

We will incur significant indebtedness when we sell the Notes and we may incur additional indebtedness in the future. The indebtedness created by the sale of the Notes and any future indebtedness we incur exposes us to risks that could adversely affect our business, financial condition, and results of operations.

Our indebtedness could have significant negative consequences for our business, results of operations and financial condition, including:

☐	increasing our vulnerability to adverse economic and industry conditions;
☐	limiting our ability to obtain additional financing;
☐	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;
☐	limiting our flexibility in planning for, or reacting to, changes in our business; and
☐	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our existing indebtedness, the Notes or any indebtedness which we may incur in the future, we would be in default, which would permit the Holders of the Notes and such other indebtedness to accelerate the maturity of the Notes and such other indebtedness and could cause defaults under the Notes and such other indebtedness. Any default under the Notes or such other indebtedness could have a material adverse effect on our business, results of operations and financial condition.

The Notes will be unsecured.

The Notes will be obligations only of GreenBox and will not be guaranteed by our subsidiaries or secured by any of our or their properties or assets. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due under the Notes.

We may not have the ability to pay interest on the Notes or to redeem the Notes.

The Notes bear interest at a rate of 8% per year and add amortization payments with respect to the principal amount of the Notes and accrued and unpaid interest are due and payable monthly. If we are unable to satisfy certain equity conditions, we will be required to pay all amounts due on any installment date in cash. If a change of control occurs, Holders may require us to repurchase, for cash, all or a portion of their Notes. See, “Description of Notes -- Fundamental Transactions.” Our ability to pay amortization payments and interest on the Notes, to repurchase the Notes, to fund working capital needs, and fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors, and other factors that are beyond our control. We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at a level sufficient to permit us to pay the interest on the Notes or to repurchase or redeem the Notes or that our cash needs will not increase.

The Holder can defer an installment payment due on any installment date to another installment date and may, on any installment date accelerate the payment of amounts due on up to for future installment dates. Therefore, we may be required to repay the entire principal amount and accrued and unpaid interest on the Notes in one lump sum on the maturity date of the Note. If we are unable to satisfy certain equity conditions, we will be required to pay all amounts due whether by deferral or acceleration in cash we may not have sufficient funds to repay the Notes under such circumstances.

Our failure to make the required payments on the Notes would permit the Holders to accelerate our obligations under the Notes. Such default may also lead to a default under our agreements governing any of our current and future indebtedness.

If we are unable to generate sufficient cash flow from our operations in the future to service our indebtedness and meet our other needs, we may have to refinance all or a portion of the indebtedness, obtain additional financing, reduce expenditures, or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that additional financing could be obtained on favorable terms, if at all. The inability to obtain additional financing on commercially reasonable terms would have a material adverse affect on our financial condition and our ability to meet our obligations to you under the Notes.

Holders of the Notes will not be entitled to voting rights with respect to our common stock but will be subject to all changes made with respect to such rights.

Holders of the Notes will not be entitled to the voting rights of our common stock, although Holders will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a Holders conversion of its Notes, such Holder will not be entitled to vote on the amendment, although such Holder will nevertheless be subject to any changes affecting our common stock that result from such an amendment.

There is no existing trading market for the Notes.

There is no existing trading market for the Notes. We do not intend to apply for listing of the Notes on any Securities Exchange or to arrange for quotation on any interdealer quotation system. It is unlikely that an active trading market will develop for the Notes. Unless an active trading market develops, you may not be able to sell the Notes at a particular time or at a favorable price.

Provisions in the indenture for the Notes made deter or prevent a business combination that maybe favorable to you.

Under the terms of the Notes we are prohibited from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the Notes. These and other provisions could prevent or deter a third party from acquiring us, even where the acquisition could be beneficial to you.

You may be deemed to receive a taxable distribution without the receipt of any cash or property.

The conversion of the Notes will be adjusted in certain circumstances. See, “Description of the Notes—Conversion.” Adjustments to the conversion rate of the Notes that have the effect of increasing your proportionate interest in our assets or “earnings and profits” may in some circumstances result in a taxable constructive distribution to you for U.S. federal income tax purposes, even if you do not receive an actual distribution of cash or property. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from any adjustment to the conversion rate of the Notes. See, “Certain U.S. Federal Income Tax Considerations.”

Risks Related to Ownership of our Common Stock

If we fail to comply with the rules and regulations under the Sarbanes-Oxley Act, our operating results, our ability to operate our business and investors’ views of us may be harmed.

Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. As of June 30, 2021, the Company’s Principal Executive Officer and Principal Financial and Accounting Officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures were not effective to provide reasonable assurance that information that it is required to disclose in reports that the Company files with the SEC is recorded, processed, summarized, and reported within the time periods specified by the Exchange Act rules and regulations. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of our common stock. In addition, our efforts to comply with the rules and regulations under the Sarbanes-Oxley or new or changed laws, regulations, and standards may differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice. Regulatory authorities may investigate transactions disclosed in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and if legal proceedings are initiated against us, it may harm our business.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We currently intend to retain all of our future earnings to finance the growth and development of our business, and therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We believe it is likely that our board of directors will continue to conclude, that it is in the best interests of the Company and its shareholders to retain all earnings (if any) for the development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

The issuance of shares of our Common Stock upon conversion of the Notes may dilute the percentage ownership of then-existing stockholders.

We are reserving [27,136,337] shares of our common stock, some or all of which may be issued upon a conversion of the Notes. The number of shares of our common stock that will ultimately be issued upon conversion of the Notes will depend upon the type of conversion and, could exceed more than the number of shares we are authorized to issue. If the number of reserved shares were insufficient, we would convent a stockholder meeting to authorize more shares. We cannot guarantee that our stockholders would approve an increase in the number of our authorized shares.

Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events including, without limitation, the terms, timing and closing of our proposed acquisitions or our future financial performance. We have attempted to identify forward-looking statements by using terminology such as “anticipates,” “believes,” “expects,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predict,” “should,” “will,” or the negative of these terms or other comparable terminology. These statements are only predictions; uncertainties and other factors may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our expectations are as of the date this prospectus supplement is filed, and we do not intend to update any of the forward-looking statements after the date this prospectus supplement is filed to confirm these statements to actual results, unless required by law.

You should not place undue reliance on forward looking statements. The Risk Factors beginning on page S-8 of this prospectus supplement identify important factors which you should consider in evaluating our forward-looking statements.

This prospectus supplement also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus supplement. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including, but not limited to, the possibility that we may fail to preserve our expertise in consumer product development; that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms; that we may be unable to maintain or grow sources of revenue; that we may be unable maintain profitability; that we may be unable to attract and retain key personnel; or that we may not be able to effectively manage, or to increase, our relationships with customers; and that we may have unexpected increases in costs and expenses. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

DESCRIPTION OF EXISTING INDEBTEDNESS

On June 9, 2020, the Company entered into a loan agreement with SBA under economic impact disaster loan program of the CARES Act in the amount of $150,000. The loan requires monthly payment of $731 after 12 months with maturity date of June 1, 2050, with interest rate at 3.75% per annum. Both Nisan and Errez, individually, signed personal guarantees for this Purchase Agreement. As of June 30, 2021, the full amount remains outstanding.

USE OF PROCEEDS

We estimate the net amount of proceeds to us from this offering after deducting the placement agent’s fees and offering expenses will be approximately $76,800,000.

We currently intend to use the net proceeds from this offering for (i) possible acquisitions; (ii) a possible  investment in Coyni in relation to which strategic alternatives are being considered; and (iii) general corporate and working capital. Our management team will have broad discretion in using the net proceeds to be received by us from this offering. Pending use of the net proceeds, we intend to invest the net proceeds from this offering in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. Our Board of Directors has sole discretion to declare dividends. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. In addition, the terms of our debt arrangements limit our ability to pay dividends. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2021:

●	on an actual basis; and

●	on a pro form basis to reflect the sale of Notes in the aggregate original principal amount of $100 million after deducting fees and expenses.

You should read this table along with our unaudited consolidated financial statements and related notes for the six months ended June 30, 2021 as well as the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2021 (Unaudited)	Pro Forma Adjustments	Pro Forma (unaudited)

Cash and cash equivalents	29,796,748	76,800,000	106,596,748
Other assets	24,342,545		24,342,545
Total Assets	54,139,293	76,800,000	130,939,293
Current Liabilities	5,656,188		5,656,188
Long Term Liabilities (and non-current Operating Lease liabilities)	551,644	76,800,000	77,351,644
Total Liabilities	6,207,832	76,800,000	83,007,832

Stockholder Equity	47,931,461		47,931,461

Total liabilities and stockholders’ equity	54,139,293	76,800,000	130,939,293

DESCRIPTION OF THE SECURITIES BEING OFFERED

We are offering pursuant to an indenture (as supplemented by the first supplemental indenture) with Wilmington Savings Fund Society, FSB, as trustee), 8% senior convertible notes due 2023, in the aggregate original principal amount of $100 million, which we refer to herein as the “Notes”, which Notes shall be convertible into shares of our common stock. The Notes are being sold pursuant to this prospectus supplement, the indenture, the first supplemental indenture and the terms of a securities purchase agreement dated November 2, 2021 between us and each purchaser in connection with this offering. This prospectus supplement covers up to 69,461,078 shares of our common stock issuable from time to time upon conversion or otherwise under the Notes (including shares of our common stock that may be issued as interest in lieu of cash payments). To obtain the number of shares of our common stock issuable from time to time upon conversion or otherwise under the Notes that are covered under this prospectus supplement, we have assumed that all payments under the Notes will be made in shares of our common stock, with interest calculated at an interest rate of 8.00% per annum, compounded monthly, from November 5, 2021 through an assumed maturity date of November 5, 2023, assuming amounts due prior to such maturity date are deferred such maturity date and assuming a conversion price on such maturity date of $1.67, the floor price of the Notes.

The following is a description of the material terms of the Notes, the indenture, the first supplemental indenture and our common stock. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes, the indenture and the first supplemental indenture, including the definitions of certain terms used therein. We urge you to read these documents and the securities purchase agreement because they, and not this description, define your rights as a Holder of the Notes. You may request copies of the Notes, indenture, first supplemental indenture and securities purchase agreement as set forth under the caption “Where You Can Find More Information.”

Description of Notes

We will issue the Notes as senior unsecured obligations of the Company under an indenture, which will be dated as of the closing date of this offering, between us and Wilmington Savings Fund Society, FSB, as trustee, as supplemented by a first supplemental indenture thereto, dated November 2, 2021, establishing the terms and conditions of the Notes. We refer to the indenture without supplement as the “base indenture.” We refer to the supplement to the base indenture as the “first supplemental indenture.” We refer to the base indenture as supplemented by the first supplemental indenture as the “indenture.” The terms of the Notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement, to which reference is hereby made. Terms not defined in this description have the meanings given to them in the indenture.

The Notes will be issued at a 16% original issue discount. The Notes will be issued in certificated form and not as global securities.

Ranking

The Notes will be the senior unsecured obligations of the Company and not the financial obligations of our subsidiaries. Until such date as only $5 million in Notes remain outstanding, all payments due under the Notes will be senior to all other indebtedness of the Company and/or any of our subsidiaries.

Maturity Date

Unless earlier converted, or redeemed, the Notes will mature on November 5, 2023, the second anniversary of their issuance date, which we refer to herein as the “Maturity Date”, subject to the right of the investors to extend the date:

(i) if an event of default under the Notes has occurred and is continuing (or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Notes) and

(ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

We are required to pay, on the Maturity Date, all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, if any.

Interest

The Notes bear interest at the rate of 8% per annum (a) shall commence accruing on the date of issuance, (b) shall be computed on the basis of a 360-day year and twelve 30-day months and (c) shall be payable in cash quarterly in arrears on the first trading day of each calendar quarter or otherwise in accordance with the terms of the Notes. If a holder elects to convert or redeem all or any portion of a Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. If we elect to redeem all or any portion of a Note prior to the Maturity Date, all accrued and unpaid interest on the amount being redeemed will also be payable. The interest rate of the Notes will automatically increase to 15% per annum upon the occurrence and continuance of an event of default (See “-- Events of Default” below).

Late Charges

We are required to pay a late charge of 15% on any amount of principal or other amounts that are not paid when due.

Conversion

Fixed Conversions at Option of Holder

Each holder of Notes may convert all, or any part, of the outstanding principal and interest of the Notes, at any time at such holder’s option, into shares of our common stock at the initial fixed conversion price of $15.00, which is subject to:

☐	proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions; and

☐	full-ratchet adjustment in connection a subsequent offering at a per share price less than the fixed conversion price then in effect.

Voluntary Adjustment Right

Subject to the rules and regulations of the Nasdaq Capital Market, we have the right, at any time, with the written consent of the holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by our board of directors.

First Quarter Adjustment to Fixed Conversion Price

If during the fiscal quarter ending March 31, 2022 we either (i) fail to process at least $750 million in transaction volume or (ii) our revenue is less than $12 million, on April 1, 2022 our fixed conversion price will automatically adjust to the lower of:

☐	the fixed conversion price then in effect;

☐	$1.67, which we refer to herein as the “floor price”; and

☐	140% of the lowest volume weighted average price of our common stock during the five trading days immediately prior to April 1, 2022.

Alternate Optional Conversions

90-day Alternate Optional Conversion

At any time following the 90th calendar day after the issuance date of the Notes, but only if the closing bid price of our common stock on the immediately prior trading day is less than $5.50, each holder of Notes shall have the option to convert, at such holder’s option, pro rata, up to $30 million of the principal amount of the Notes (in $250,000 increments) at an “Alternate Optional Conversion Price” equal to the lesser of:

☐	the fixed conversion price then in effect; and

☐	the greater of:

o	the floor price; and

o	98% of the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

1-Year Alternate Optional Conversion

At any time following the first anniversary of the issuance date of the Note, but only if the closing bid price of our common stock on the immediately prior trading day is less than $6.50, each holder of Notes shall have the option to convert, at such holder’s option, pro rata, up to $30 million of the principal amount of the Notes (in $250,000 increments) at the Alternate Optional Conversion Price.

Alternate Event of Default Optional Conversion

If an event of default has occurred under the Notes, each holder may alternatively elect to convert the Note (subject to an additional 15% redemption premium) at the “Alternate Event of Default Conversion Price” equal to the lesser of:

☐	the fixed conversion price then in effect; and

☐	the greater of:

o	the floor price; and

o	80% of the lowest volume weighted average price of our common stock during the five trading days immediately prior to such conversion.

Limitations on Conversion

Beneficial Ownership Limitation

The Notes may not be converted and shares of common stock may not be issued under Notes if, after giving effect to the conversion or issuance, the applicable holder of Notes (together with its affiliates, if any) would beneficially own in excess of 4.99% of our outstanding shares of common stock, which we refer to herein as the “Note Blocker”. The Note Blocker may be raised or lowered to any other percentage not in excess of 9.99% at the option of the applicable holder of Notes, except that any raise will only be effective upon 61-days’ prior notice to us.

Exchange Cap Limitation; Stockholder Meeting Requirement

Unless we obtain the approval of our stockholders in accordance with the rules and regulations of the Nasdaq Capital Market, a maximum of 8,631,530 shares of our common stock (19.99% of the outstanding shares of our common stock on November 2, 2021) shall be issuable upon conversion or otherwise pursuant to the terms of the Notes.

We have agreed to seek approval of our stockholders to permit issuances of our shares of common stock in excess of this limitation at a special or annual meeting of our stockholders to be held no later than January 19, 2022. If we fail to obtain such approval, we will seek approval at an additional special or annual meeting on or prior to April 19, 2022 and, if necessary, semi-annually thereafter.

Fundamental Transactions

The Notes prohibit us from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless we (or our successor) is a public company that assumes in writing all of our obligations under the Notes.

Change of Control Redemption Right

In connection with a change of control of the Company, each holder may require us to redeem in cash all, or any portion, of the Notes at a 15% redemption premium to the greater of the face value, the equity value of our common stock underlying the Notes and the equity value of the change of control consideration payable to the holder of our common stock underlying the Notes.

The equity value of our common stock underlying the Notes is calculated using the greatest closing sale price of our common stock during the period immediately preceding the consummation or the public announcement of the change of control and ending the date the holder gives notice of such redemption.

The equity value of the change of control consideration payable to the holder of our common stock underlying the Notes is calculated using the aggregate cash consideration per share of our common stock to be paid to the holders of our common stock upon the change of control.

Covenants

The Notes contain a variety of obligations on our part not to engage in specified activities, which are typical for transactions of this type, as well as the following covenants:

o	we and our subsidiaries will not initially (directly or indirectly) incur any other indebtedness except for permitted indebtedness;

o	we and our subsidiaries will not initially (directly or indirectly) will not incur any liens, except for permitted liens;

o

we and our subsidiaries will not, directly or indirectly, redeem or repay all or any portion of any indebtedness (except for certain permitted indebtedness) if at the time the payment is due or is made or, after giving effect to the payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing;

o	we and our subsidiaries will not redeem, repurchase or pay any dividend or distribution on our respective capital stock;

o

we and our subsidiaries will not sell, lease, assign, transfer or otherwise dispose of any of our assets or any assets of any subsidiary, except for permitted dispositions (including sales of assets in the ordinary course of business);

o	we and our subsidiaries will not (directly or indirectly) engage in a material line of business substantially different from those lines of business as of the date of the issuance of the Notes;

o	we and our subsidiaries will not initially, directly or indirectly, permit any indebtedness to mature or accelerate prior to the Maturity Date of the Notes;

o

we and our subsidiaries will maintain and our existence, rights, and privileges, to become or remain, duly qualified and in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary;

o	we and our subsidiaries will maintain and preserve, all of its properties which are necessary or useful in the proper conduct of our business;

o

we and our subsidiaries will take all action necessary or advisable to maintain all of our the intellectual property rights (as defined in the Securities Purchase Agreement) that are necessary or material to the conduct of our business in full force and effect;

o

we and our subsidiaries will maintain insurance with in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is in accordance with sound business practice by similarly situated companies;

o

we and our subsidiaries will not, (directly or indirectly), enter into, renew, extend or be a party to, any transaction or series of related transactions with any affiliate, except transactions in the ordinary course of business and on terms that are comparable to an arm’s length transaction with a non-affiliate;

o

we will not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes (other than as contemplated by this offering) or (ii) issue any other securities that would cause a breach or default under the Notes;

o	we will not plead or assert in any way against the holders that it is entitled to any benefit or advantage under any usury laws; and

o	we and our subsidiaries will pay when due all taxes, fees or other charges of any nature whatsoever now or hereafter imposed or assessed us.

Events of Default

Under the terms of the first supplemental indenture, the events of default contained in the base indenture shall not apply to the Notes. Rather, the Notes contain standard and customary events of default including but not limited: (i) the suspension from trading or the failure to list our common stock within certain time periods; (ii) failure to make payments when due under the Notes; and (iii) bankruptcy or insolvency of the Company.

If an event of default occurs, each holder may require us to redeem all or any portion of the Notes (including all accrued and unpaid interest and late charges thereon), in cash, at a 15% redemption premium to the greater of the face value and the equity value of our common stock underlying the Notes

The equity value of our common stock underlying the Notes is calculated using the greatest closing sale price of our common stock on any trading day immediately preceding such event of default and the date we make the entire payment required.

Company Optional Redemption Rights

At any time no event of default exits, we may redeem all, but not less than all, the Notes outstanding in cash all, or any portion, of the Notes at a 5% redemption premium to the greater of the face value and the equity value of our common stock underlying the Notes

The equity value of our common stock underlying the Notes is calculated using the greatest closing sale price of our common stock on any trading day during the period commencing on the date immediately preceding such date we notify the applicable holder of such redemption election and the date we make the entire payment required.

Changes to the Base Indenture

We and the trustee may amend or supplement the base indenture with the consent of each holder of Notes then outstanding (excluding any Notes held by us or any of our subsidiaries).  However, any such amendment, waiver or supplement may not amend or waive the subordination provisions contained in the base indenture or in the first supplemental indenture in any manner adverse to the holders of the Notes then outstanding.

Changes to the First Supplemental Indenture

Subject to the provisions in the first supplemental indenture requiring that none of the securities issued under the indenture, including the Notes, shall be represented by global securities and the rights of the holders of the Senior Notes, the first supplemental indenture may be amended by the written consent of the Company and the holders of a majority of the aggregate principal amount of the Notes then outstanding. Subject to the provisions in the first supplemental indenture requiring that none of the securities issued under the indenture, including the Notes, shall be represented by global securities and the rights of the holders of the Senior Notes, no provision of the first supplemental indenture may be waived other than in writing signed by the party against whom enforcement is sought.

Changes to the Notes

Each Note may not be changed or amended without the prior written consent of the holder of such Note.

Reports

So long as any Notes are outstanding, we will be required to deliver to the trustee, within 15 calendar days after have filed with the Securities and Exchange Commission, copies of our quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission may from time to time by rules and regulations prescribe) which we are required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. Documents filed by us with the Securities and Exchange Commission via its EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are so filed. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any of the Notes are outstanding we must continue to file with the Securities and Exchange Commission, in accordance with the rules and regulations prescribed from time to time by the Securities and Exchange Commission, such of the supplementary and periodic information, documents and reports which may be required under Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to the trustee, the Holders of the Notes, securities analysts and prospective investors. The delivery of any such reports, information and documents is for informational purposes only and the trustee’s receipt of such shall not constitute its actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein. The trustee shall have no duty to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other person’s compliance with any of the covenants under the indenture, to determine whether such reports, information or documents are available on the Securities and Exchange Commission’s website (including the EDGAR system or any successor system,) the Company’s website or otherwise, to examine such reports, information, documents and other reports to ensure compliance with the provisions of this Indenture, or to ascertain the correctness or otherwise of the information or the statements contained therein.

Calculations in Respect of the Notes

We will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the prices of our common stock, the conversion price of the Notes, accrued interest payable on the Notes, the number of shares of our common stock issuable in connection with payments of principal and interest under the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on Holders of Notes. We will provide a schedule of our calculations to the trustee, and the trustee has no duty to make any calculations and is entitled to rely conclusively upon the accuracy of our calculations without independent verification.

Form, Denomination and Registration

The Notes will be issued: (i) in certificated form; (ii) without interest coupons; and (iii) in minimum denominations of $1,000 principal amount and whole multiples of $1,000.

Excluded Provisions of the Base Indenture

We have elected, through the first supplemental indenture, that none of the following provisions of the base indenture shall be applicable to the Notes and any analogous provisions (including definitions related thereto) of the first supplemental indenture shall govern:

●	Definition of “Business Day” in Section 101;

●	Definition of “Event of Default” in Section 501; and

●	Definition of “Redemption Date” in Section 101.

●	Definition of “Redemption Price” in Section 101.

●	Definition of “Subsidiary” in Section 101

●	Section 114 (Legal Holidays);

●	Section 203 (Securities Issuable in Global Form);

●	Section 302 (Denominations);

●	Section 304 (Temporary Securities);

●	Section 306 (Mutilated, Destroyed, Lost and Stolen Securities);

●	Section 307 (Payment of Interest; Interest Rights Preserved);

●	Section 310 (Computation of Interest);

●	Section 502 (Acceleration of Maturity; Rescission and Annulment)

●	Section 504 (Waiver of Past Defaults)

●	Section 506 (Limitation on Suits);

●	Section 901 (Supplemental Indentures - Without Consent of Holders);

●	Section 902 (Supplemental Indentures - With Consent of Holders);

●	Section 1006 (Waiver of Certain Covenants);

●	Article IV (Satisfaction and Discharge; Legal Defeasance and Covenant Defeasance)

●	Article VIII (Consolidation, Merger, Sale, Lease or Conveyance);

●	Article XI (Redemption of Securities); and

●	Article XII (Sinking Funds).

Governing Law

The Notes will be governed by, and construed in accordance with, the laws of New York without regard to its conflicts of law principles.

Information Concerning the Trustee

We have appointed Wilmington Savings Fund Society, FSB, as the trustee under the indenture. The sole duty of the trustee is to function as the registrar for the Notes. We will function as payment agent under the Notes. From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business. The indenture provides that if and when the trustee becomes our creditor (or any other obligor under the Notes), the trustee shall be subject to the provisions of the Trust Indenture Act regarding collection of claims against us (or any obligor).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations to U.S. Holders (as defined below) of the purchase, ownership and disposition of our notes and any of our common stock received upon their conversion. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase notes, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold the notes or common stock as part of a straddle, conversion transaction or hedge, persons who own 10% or more of our outstanding stock, persons that are required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, persons deemed to sell the notes or the common stock under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a U.S. Holder (as defined below) whose “functional currency” is other than the U.S. dollar, or persons who acquire or are deemed to have acquired the notes in an exchange or for property other than cash, or holders subject to the alternative minimum tax, each of which may be subject to special rules. In addition, this discussion is limited to persons who hold the notes and common stock as “capital assets” (generally, property held for investment) within the meaning of Code Section 1221 and acquire the notes in connection with this offering.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes or the common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding the notes or the common stock are encouraged to consult their own tax advisors.

The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. References in the following discussion to “we” and “us” are to GreenBox POS and its subsidiaries on a consolidated basis.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF THE NOTES.

U.S. Federal Income Taxation of U.S. Holders

As used in this section, a “U.S. Holder” is a beneficial owner of notes or common stock that is: (1) an individual citizen or resident alien of the United States, (2) a corporation or other entity that is taxable as a corporation, created or organized under the laws of the United States or any state or political subdivision thereof (including the District of Columbia), (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, and (4) a trust, if (A) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (B) the trust has made an election to be treated as a U.S. person for U.S. federal income tax purposes.

Payment of Interest

Stated Interest. Interest on a note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount. We issued the notes at a substantial discount from their principal amount at maturity. For United States federal income tax purposes, the difference between the issue price and the stated principal amount at maturity of each note constitutes original issue discount (“OID”). A U.S. Holder will be required to include OID in its gross income periodically over the term of the notes before receipt of the cash or other payment attributable to such income.

The amount of OID a U.S. Holder must include in gross income as it accrues is the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of a taxable year on which the U.S. Holder holds the note. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the note at the beginning of the accrual period multiplied by the yield to maturity of the note. The accrual period of a note may be of any length the U.S. Holder chooses and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

The issue price of a note for OID purposes is the first price at which a substantial amount of notes are sold to investors (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), which price is expected to be the issue price shown on the cover of this Prospectus. The adjusted issue price of the note at the start of any accrual period is the issue price of the note increased by the accrued original issue discount for each prior accrual period.

Under these rules, a U.S. Holder will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID will increase a U.S. Holder’s basis in the note.

Sale, Exchange or Redemption of a Note or Conversion of a Note Solely in Exchange for Cash

Upon the sale, exchange or redemption of a note or conversion of a note solely in exchange for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange, redemption or conversion, except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income, and (2) such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder plus the amount, if any, of OID included in gross income as of the date of sale, exchange, redemption or conversion of the note, and the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in "Adjustments to Conversion Rate" below. U.S. Holders are encouraged to consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and capital losses (the deductibility of which is subject to limitations).

Adjustments to Conversion Rate

The conversion rate of the notes is subject to adjustment under certain circumstances, as described under "Description of Notes—Adjustment To Conversion Rate." In the event of an adjustment to the conversion rate of the notes as a result of taxable dividends to holders of our common stock or certain other events, including upon a make-whole fundamental change in certain circumstances, holders of the notes may be treated as having received a constructive distribution for U.S. federal income tax purposes, even if such holder does not exercise its conversion privilege. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a noteholder’s proportionate interest in our assets or earnings and profits could be treated as a constructive distribution. Any such constructive distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits. As a result, U.S. Holders could have taxable income as a result of an event pursuant to which no cash or property is received. It is not clear whether any such dividend will be eligible for the reduced tax rate available to certain non-corporate U.S. Holders with respect to “qualified dividend income” as discussed below under “—Taxation of Distributions on Common Stock.”

Conversion of the Notes Into Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder's tax basis in the common stock received on conversion of a note will be the same as such U.S. Holder's adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, to the extent that any common stock received upon conversion is considered attributable to accrued interest not previously included in income by the U.S. Holder, it will be taxable as ordinary income. A U.S. Holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the U.S. Holder's adjusted tax basis in the fractional share, and will be taxable as described below under "Sale, Exchange or Other Disposition of Common Stock."

Taxation of Distributions on Common Stock

Distributions, if any, paid on our common stock generally will be includable in a U.S. Holder’s income as dividend income to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Such distributions should qualify for taxation at preferential rates in the case of a U.S. Holder which is an individual, trust or estate, provided that such holder meets certain holding period and other requirements.

Sale, Exchange or Other Disposition of Common Stock

Upon the sale, exchange or other disposition of common stock, a U.S. Holder generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and such holder’s adjusted tax basis in such common stock. U.S. Holders are encouraged to consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for U.S. Holders who are individuals, trusts or estates) and capital losses (the deductibility of which is subject to limitations). A U.S. Holder's gain or loss will generally be treated (subject to certain exceptions) as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Additional Tax on Investment Income

A U.S. Holder that is an individual, estate, or, in certain cases, a trust, will generally be subject to a 3.8% tax on the lesser of (1) the U.S. Holder's net investment income for the taxable year and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000). A U.S. Holder's net investment income will generally include interest income and gain on the disposition of securities. This tax is in addition to any income taxes due on such investment income. U.S. Holders are encouraged to consult their tax advisors regarding the applicability of the 3.8% tax on net investment income to the ownership of the notes.

Information Reporting and Backup Withholding

Under certain circumstances, the Code requires “information reporting” annually to the IRS and to U.S. Holders, and “backup withholding” with respect to certain payments made on or with respect to the notes. Certain U.S. Holders are exempt from backup withholding and information reporting, including tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts that provide a properly completed IRS Form W-9. Backup withholding will apply to a non-exempt U.S. Holder if such U.S. Holder (1) fails to furnish its taxpayer identification number, or TIN, which, for an individual would be his or her social security number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (4) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of United States federal income tax, a refund or credit may be obtained from the IRS, provided that certain required information is timely furnished.

PLAN OF DISTRIBUTION

Placement Agent Agreement

We are offering the Notes and the shares of common stock issuable under the Notes (upon conversion, in lieu of interest payments or otherwise), in a proposed takedown from our shelf registration statement pursuant to this prospectus supplement and the accompanying prospectus. Subject to the terms and conditions of a placement agent agreement dated November2, 2021, EF Hutton, division of Benchmark Investments, LLC has agreed to act as the sole placement agent for the sale of the Notes. The placement agent is not purchasing or selling any Notes subject to this prospectus supplement or the accompanying prospectus, nor is the placement agent required to arrange for the purchase or sale of any specific number or dollar amount of Notes. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of Notes subject to this prospectus supplement.

The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates addressed to the placement agent. In addition, each of the investors is entering into a securities purchase agreement directly with us containing certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates addressed to the investors.

Confirmations and definitive prospectus supplements will be distributed to all investors who agree to purchase the Notes, informing the investors of the closing date as to the purchase and sale of such Notes. We currently anticipate that closing of the purchase and sale of the Units will take place on or about November 5, 2021 Investors will also be informed of the date and manner in which they must transmit the purchase price for their Notes.

On the scheduled closing date, the following will occur:

☐	we will receive funds in the amount of the aggregate purchase price directly from the investors; and

☐	EF Hutton, division of Benchmark Investments, LLC will receive the placement agent fee in accordance with the terms of the placement agent agreement.

We will pay the placement agent an aggregate placement agent’s fee equal to six percent (6%) or $5,040,000 on gross proceeds of $84,000,000. In addition, we will pay a non-accountable expense fee of two percent (2%) or $1,680,000. We will also reimburse the placement agent for certain fees and legal expenses incurred by it. In no event will the total amount of compensation paid to the placement agent and other securities brokers and dealers upon completion of this offering exceed 8% of the gross proceeds of the offering. The estimated offering expenses payable by us, in addition to the placement agent’s fee, are approximately $480,000, which includes legal, accounting and printing costs and various other fees associated with registering the securities. After deducting certain fees due to the placement agent’s and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $76,800,000.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

NASDAQ Listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “GBOX.” The transfer agent and registrar for our common stock is VStock Transfer, LLC with an address 18 Lafayette Place, Woodmere, NY 11598, (212) 828-8436.

New Issue of Notes

The Notes subject to this prospectus are new issues with no established market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotations system. No assurance can be given as to the liquidity of the trading market, if any, for the Notes.

Electronic Distribution

A prospectus in electronic format may be made available on Internet sites or through other online services maintained by the placement agent or its affiliates. In those cases, investors may view offering terms online. Other than the prospectus in electronic format, the information on the placement agent’s Internet site and any information contained in any other Internet site maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the placement agent and should not be relied upon by investors.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus supplement, between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, which are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021.
●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 13, 2021.
●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 12, 2021.
●

Our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 25, 2021, February 1, 2021, February 17, 2021, February 19, 2021, April 26, 2021, May 10, 2021, May 27, 2021, July 19, 2021, September 20, 2021, and September 28, 2021;

●	and our description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 30, 2021.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

3131 Camino Del Rio North, Suite 1400 San Diego, CA 92108

Telephone: (619) 631-8261

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered by this prospectus supplement will be passed upon by our counsel, Lucosky Brookman LLP, Woodbridge, NJ. Certain legal matters will be passed upon for the placement agent by Nelson Mullins Riley & Scarborough LLP, Washington, DC.

EXPERTS

The financial statements as of and for the fiscal year ended December 31, 2020, and December 31, 2019, have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as stated in their reports and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. In addition, we maintain a website at http://www.greenboxpos.com and make available free of charge on this website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained in, or accessible through, our website does not constitute a part of this prospectus or any accompanying prospectus supplement.

PROSPECTUS

GREENBOX POS

$250,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

We may offer and sell up to $250 million in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBOX”. On July 8, 2021, the last reported sale price of our common stock on The NASDAQ Capital Market was $11.72 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 19, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $250 million as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “GreenBox,” “we,” “our,” “us” and the “Company” in this prospectus, we mean GreenBox POS, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities. All references to “PrivCo” in this prospectus shall mean GreenBox POS LLC, a Washington limited liability company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://greenboxpos.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021.
●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 13, 2021.
●	Our Current Reports on Form 8-K filed with the SEC on January 25, 2021, February 1, 2021, February 17, 2021, February 19, 2021, April 26, 2021, May 10, 2021, and May 27, 2021.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

Telephone: (619) 631-8261

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Organization

The Company was incorporated April 10, 2007 under the laws of the State of Nevada with the name ASAP Expo, Inc. (“ASAP Expo”). On March 23, 2018, the then controlling shareholder and then sole officer and sole director of ASAP Expo, Frank Yuan, along with his wife, Vicky PMW Yuan, entered into a Purchase Agreement with PrivCo (the “Yuan SPA”) whereby, on April 12, 2018, PrivCo became the owner of the majority of ASAP Expo’s shares of common stock and Fredi Nisan and Ben Errez (PrivCo’s control persons) became the sole officers and directors of ASAP Expo. On January 4, 2020, ASAP Expo and PrivCo entered into an Asset Purchase Agreement to memorialize a verbal agreement (the “Verbal Agreement”) entered into on April 12, 2018, by and among ASAP Expo (the buyer) and PrivCo, which was formed on August 10, 2017 (the seller). On April 12, 2018, pursuant to the Verbal Agreement, ASAP Expo acquired ASAP Expo’s blockchain gateway and payment system business, point of sale system business, delivery business and kiosk business, and bank and merchant accounts, as well as all intellectual property related thereto (the “GreenBox Business”). As consideration for the GreenBox Business, on April 12, 2018, ASAP Expo assumed ASAP Expo’s liabilities that had been incurred in the normal course of the GreenBox Business.

On May 3, 2018, ASAP Expo changed its name to GreenBox POS LLC then subsequently changed its name to GreenBox POS on December 13, 2018.

Our Business

GreenBox POS is a technology company that develops, markets and sells innovative blockchain-based payment solutions, which we believe offer significant improvements for the payment solutions marketplace. Our core focus is to develop and monetize disruptive blockchain-based applications, integrated within an end-to-end suite of financial products, capable of supporting a multitude of industries. Our proprietary, blockchain-based ecosystem is designed to facilitate, record and store a virtually limitless volume of tokenized assets, representing cash or data, on a secured, immutable blockchain-based ledger.

Payment processing in the blockchain world only requires recording a ledger, there is no movement of money. Secure tokens are used where users need an immediate transaction, in a safe, private, and hack-free environment, and where traditional banks may not work effectively, like cross border transactions or in under-banked verticals.

We generate revenue from payment processing services, licensing fees and equipment sales.

●

Payment processing revenue is based on a percentage of each transaction’s value and/or a fixed amount specified for each transaction or service and, in each case, is recognized as such transactions or services are performed. This is our primary source of revenues. When a merchant makes a sale, the process of receiving the payment card information, engaging the banks for transferring the proceeds to the merchant’s account via digital gateways, and recording the transaction on a blockchain ledger are the activities for which we get to collect fees.

●	Licensing revenue is paid in advance and is recorded as unearned income, which is amortized monthly over the period of the licensing agreement.

●	Equipment revenue is generated from the sale of POS products, which is recognized when goods are shipped.

We have three main products that are utilized by our customers:

a)	QuickCard Payment System is a comprehensive physical and virtual cash management system, including software that facilitates deposits, cash and e-wallet management.

b)	POS Solutions is our complete end-to-end Point of Sale solution, comprising both software and hardware.

c)	Loopz Software Solution is a mobile delivery service operations management solution with automated dispatch functionality.

In December 2019, we received PCI (Payment Card Industry) Level 1 certification for our technology, our security, privacy, reliability and other aspects of our payment infrastructure. The PCI Security Standards Council is a global organization that maintains, evolves and promotes Payment Card Industry standards for the safety of cardholder data across the globe. PCI Compliance Level 1 allows us to process transactions at unlimited volumes.

Our proprietary blockchain-based technology serves as the settlement engine for all transactions within our ecosystem. The blockchain ledger provides a robust and secure platform to log immense volumes of immutable transactional records in real time. Generally speaking, blockchain is a distributed ledger that uses digitally encrypted keys to verify, secure and record details of each transaction conducted within an ecosystem. Unlike general blockchain-based systems, we use proprietary, private ledger technology to verify every transaction conducted within our ecosystem. The verification of transaction data comes from trusted partners, all of whom have been extensively vetted by us.

We facilitate all financial elements of our closed-loop ecosystem and we act as the administrator for all related accounts. Using our TrustGateway technology, we seek authorization and settlement for each transaction from Gateways to the issuing bank responsible for the credit/debit card used in the transaction. When the Gateway settles the transaction, our TrustGateway technology composes a chain of blockchain instructions to our ledger manager system.

When consumers use credit/debit cards to pay for transactions with merchants who use our ecosystem, the transaction starts with the consumer purchasing tokens from us. The tokens are purchased or granted directly from the merchant's terminals or mobile app, or from our website and are immediately available for transactions.

The issuance of tokens is accomplished when we load a virtual wallet with a token, which then transfers credits to the merchant’s wallet on a dollar for dollar basis, after which the merchant releases its goods or services to the consumer. These transfers take place instantaneously and seamlessly, allowing the transaction experience to seem like any other ordinary credit/debit card transaction to the consumer and merchant.

While our blockchain ledger records transaction details instantaneously, the final cash settlement of each transaction can take days to weeks, depending upon contract terms between us and the gateways we use, between us and our Independent Sales Organizations (“ISO”), and between us and/or our ISOs and merchants who use our services. In the case where we have received transaction funds, but not yet paid a merchant or an ISO, we hold funds in either a trust account or as cash deemed restricted within our operating accounts. We record the total of such funds as Cash held for Settlements – this is a current asset. Of these funds, we record the sum balance due to Merchants and ISOs as Settlement Liabilities to Merchants and Settlement Liabilities to ISOs, respectively.

We believe our primary revenue driver in fiscal year 2021 will be the release and utilization of our Gen3 platform. We believe Gen3 is the most advanced technology released in the space to date. The latest installment of our technology, Gen3 features the following new properties: 1. Banking white label  platform; 2. Payment Facilitation management platform; 3. Stablecoin platform support; 4. Payment platform; and 5. Ledger Secure Token Technology. We believe Gen3’s holistic end to end capabilities minimize user pain points in onboarding, transactions and offboarding.

One of the most effective ways by which this technology becomes accretive to us in acquiring new customers is by the usage of Gen3’s new blockchain provenance modules. These modules allow us to eliminate manual onboarding of new customers. Due to this accelerated onboarding, these modules, first deployed by us in October 2020, were material in increasing our processing volume in the fourth quarter of 2020 to $131 million in gross processing volume. Of the $131 million, $84 million was processed in December alone, with net revenues for the month of December in excess of $1 million for net margins of approximately 1.5%.

In addition, Gen3 is the transactional foundation for the new Secure Token Technology we are now deploying and which we expect to be fully available by the end of July 2021.

Currency has two primary roles: it can be transactional, or it can be custodial (reserve). US dollars plays both roles. There are several disadvantages encapsulated within the existing cryptocurrency architectures available today. A decentralized approach makes the crypto assets available for viewing from anywhere and at any time, but they are extremely volatile, hackable, slow to settle, and have no intrinsic value. For the most part, they have a lot of transaction friction, in both time to settlement and transactional or conversion costs. As such, we believe these are not assets suitable as transactional currency, and are questionable as custodial currency. Centralized deployments can be stable (commonly called stablecoin), and are better as custodial media; however, none is attached to a transactional ecosystem, and exchange fees are still high. The USDC, a coin that is a USD digital equivalent, is an example of that.

We have introduced a new kind of media to the mix: Secure Token Technology which we expect to be fully available by the end of August 2021.  This token will not be not minted nor mined, but rather it is the equivalent of a contract (an asset class called Smart Contract). As such, Secure Token Technology has many advantages over all other coins and token, and deliver on the features most sought after in the crypto and legacy payment space:

1.	It provides instant settlement;

2.	It is highly secure, since the asset and its value are not held together (asset is decentrally visible but its value is in centralized cold storage);

3.	It is deletable – the token can be cancelled;

4.	It is reversible (undo-able) allowing for chargebacks in the case of a bad transaction. This allows the token to be kept alive for another transaction by the same user;

5.	It provides instant liquidity;

6.

It is attached to a regulated custodial account. The custodian will be a regulated bank. And the custodial account will be continuously audited to ensure it has a large enough cash balance to back all tokens in circulation; and

7.

It is attached to our transactional infrastructure. This allows for the token to be usable for instant purchases, which we believe is an advantage for the merchants. These purchases, in turn, generate processing volume for us.

We believe our Gen3 stabilized platform will be a top choice for banks, e-commerce, and consumers. As a stablecoin platform, it is also the only type of blockchain payment processing platform  that the Office of the Comptroller of the Currency has authorized for use by banks in a similar fashion to ACH, Wire and Swift. Because Secure Token Technology is attached to the value of the US dollar, it is also very good as a custodial vehicle, fitting the needs of low-risk yield seekers, such as pension funds and retirement accounts. We believe our Gen3 stabilized platform, in its stabilized end-to-end deployment, is the obvious tool of choice, without any meaningful competition, for both transactional and custodial roles of currency, and will appeal to various stakeholders:  consumers, merchants, banks, and the regulators.

The Company has a Payment Facilitator License. The license is necessary for us to facilitate card payments for our clients to process Visa , MasterCard, AmEx, and Discover Card purchases.

We have one pending U.S. patent application, USSN 16/212,627, which was filed on December 6, 2018, and which claims priority to five provisional applications filed between December 6 and December 11, 2017. We halted the patent process in April 2020 as we have been utilizing and developing new technology since that date.

Competition

Although we believe there is currently no other company in the payment facilitator industry using, as we are, blockchain infrastructure, notable companies in the payment facilitator industry include PayPal, Stripe, and Square.

Customers

We currently process transactions for approximately 4,000 customers in over twenty-five (25) industries, including, but not limited to, the foreign exchange, retail, and e-commerce sectors. We do not rely on any one customer for more than 5% of our processing volume or revenue.

Employees and Human Capital

We currently have 29 full-time employees. None of our employees are subject to collective bargaining agreements. We consider our relationship with our employees to be good. We currently have 110 staffers who work for us as independent contractors.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity incentive plan is to attract, retain and reward personnel through the granting of stock-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Recent Developments

Stock Purchase Agreement with Northeast Merchant Systems, Inc.

On May 21, 2021, the Company entered into and closed on a Stock Purchase Agreement with Northeast Merchant Systems, Inc. (“Northeast Merchant”) and Northeast Merchant’s two shareholders (the “SPA”). As a result of the SPA, the Company purchased all of Northeast Merchant’s issued and outstanding shares and Northeast Merchant became a wholly owned subsidiary of the Company.

At closing, the purchase price was $2.5 million with the Company scheduled to pay up to another $500,000 in earn out payments subject to Northeast Merchant’s net income. The additional payment is scheduled to be paid, if at all, within forty-five (45) days of June 1, 2022.

Northeast Merchant is a provider of comprehensive merchant credit card processing services with a Bank ID Number sponsored by Merrick Bank, a portfolio of seven hundred (700) retail clients, and an office building. The transfer of Northeast Merchant’s office building is subject to an additional payment following the completion of an independent appraisal of the property.

The foregoing provides only a brief description of the material terms of the SPA and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the full text of SPA filed as an exhibit to the Company’s Form 8-K filed on May 27, 2021 and is incorporated herein by reference.

Simultaneous Reverse Stock Split and Reduction in Authorized Shares of Common Stock

On February 16, 2021, the Company filed a Certificate of Change pursuant to Nevada Revised Statutes (“NRS”) 78.209 with the Nevada Secretary of State to effect a reverse stock split of the shares of common stock outstanding and the proportional decrease of the Company’s authorized shares of common stock at a ratio of one-for-six (the “Stock Split”).

The Stock Split was authorized by the Board of Directors of the Company pursuant to Section 78.207 of the NRS on February 4, 2021 and, pursuant to the Certificate of Change, became effective as of 12:00 a.m., Eastern Time, on February 17, 2021 (the “Effective Time”). No fractional shares were issued in connection with the Stock Split and all such fractional interests were rounded up to the nearest whole number of shares of common stock. The Company now has 82,500,000 shares of common stock authorized (the number of authorized shares of preferred stock remains 5,000,000). The conversion or exercise prices of our issued and outstanding convertible securities, stock options and warrants were adjusted accordingly.

Underwritten Public Offering and Nasdaq Listing

On February 16, 2021, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with EF Hutton, formerly known as Kingswood Capital Markets, division of Benchmark Investments, LLC (“Hutton”), as representative of the underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters in a firm commitment underwritten public offering (the “Offering”) an aggregate of 4,150,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a public offering price of $10.50 per share. In addition, the Underwriters were granted an over-allotment option (the “Over-allotment Option”) for a period of 45 days to purchase up to an additional 622,500 shares of Common Stock. The Common Stock began trading on the Nasdaq Capital Market under the symbol GBOX on February 17, 2021. The gross proceeds from the Offering were approximately $50.11 million as the Representative exercised in full its over-allotment option, before deducting underwriting discounts and commissions and other offering expenses. Pursuant to the Underwriting Agreement, the Company also granted Hutton a right of first refusal, for a period of 12 months from the commencement of the Offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at Hutton’s sole discretion, for each and every future public and private equity, equity-linked or debt offering, including all equity linked financings undertaken during such period by the Company, or any of the Company’s successors or subsidiaries.

Corporate Information

Our principal executive offices are located at 3131 Camino Del Rio North, Suite 1400, San Diego, CA 92108. Our telephone number is (619) 631-8261. The address of our website www.greenboxpos.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, principally in the sections entitled “Risk Factors.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation and Bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our articles of incorporation authorize us to issue up to 82,500,000 shares of Common Stock and up to 5,000,000 shares of Preferred Stock. As of July 8, 2021 we had 42,326,219 shares of Common Stock outstanding and zero (0) shares of Preferred Stock outstanding. The authorized but unissued shares of our Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Common Stock

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Holders of shares of Common Stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Liquidation or Dissolution

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividends

Holders of our Common Stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time, and the availability of sufficient funds under Delaware law to pay dividends.

Preemptive Rights

The holders of our Common Stock do not have preemptive rights to purchase or subscribe for any of our capital stock or other Common Stock.

Redemption

The shares of our Common Stock are not subject to redemption by operation of a sinking fund or otherwise.

Preferred Stock

Our board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. As of July 8, 2021, there are no shares of preferred stock outstanding.

Common Stock Purchase Options

As of July 8, 2021, the Company had stock options to purchase 483,994 shares of its common stock outstanding, all of which were exercisable, with various exercise prices and expiration dates, held by 16 option holders.

The Company does not have any warrants outstanding.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

The holders of our Common Stock do not have cumulative voting rights in the election of our directors, which makes it more difficult for minority stockholders to be represented on the Board. Our articles of incorporation allow our Board to issue additional shares of our Common Stock and new series of preferred stock without further approval of our stockholders. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Anti-Takeover Provisions

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions. We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control shares provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

The NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “GBOX”.

Transfer Agent and Warrant Agent

The transfer agent and registrar for our common stock and Warrant Agent is VStock Transfer LL with an address 18 Lafayette Place, Woodmere, NY 11598, (212) 828-843.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of indebtedness. The debt securities may constitute either senior or subordinated debt securities, and in either case may be either secured or unsecured. Any debt securities that we offer and sell will be our direct obligations. Debt securities may be issued in one or more series. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may be reopened, with the required consent of the holders of outstanding debt securities, for issuance of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is subject to any amendments or supplements that we may enter into with the trustee(s), however, we may issue debt securities not subject to the indenture provided such terms of debt securities are not otherwise required to be set forth in the indenture. The material terms of the indenture are summarized below and we refer you to the indenture for a detailed description of these material terms. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

●

the title of the debt securities, including, as applicable, whether the debt securities will be issued as senior debt securities, senior subordinated debt securities or subordinated debt securities, any subordination provisions particular to the series of debt securities;

●	any limit on the aggregate principal amount of the debt securities;
●	whether the debt securities are senior debt securities or subordinated debt securities and applicable subordination provisions, if any;
●	whether the debt securities will be secured or unsecured;
●	if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities, such as an original issuance discount;
●	the date or dates, whether fixed or extendable, on which the principal of the debt securities will be payable;
●

the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months, and, in the case of registered securities, the record dates for the determination of holders to whom interest is payable;

●	the place or places where the principal of and any premium or interest on the debt securities will be payable and where the debt securities may be surrendered for conversion or exchange;
●

whether we may, at our option, redeem the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which, we may redeem the debt securities, in whole or in part, pursuant to any sinking fund or otherwise;

●

if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable;

●

any obligation we may have to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the price or prices at which, the currency in which and the period or periods within which, and the terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, and any provision for the remarketing of the debt securities;

●	the issuance of debt securities as registered securities or unregistered securities or both, and the rights of the holders of the debt securities to exchange unregistered securities for registered securities, or vice versa, and the circumstances under which any such exchanges, if permitted, may be made;

●

the denominations, which may be in United States Dollars or in any foreign currency, in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

●

whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities (or forms thereof if unregistered and registered securities are issuable in that series), including the legends required by law or as we deem necessary or appropriate, the form of any coupons or temporary global security which may be issued and the forms of any other certificates which may be required under the indenture or which we may require in connection with the offering, sale, delivery or exchange of the debt securities;

●

if other than United States Dollars, the currency or currencies in which payments of principal, interest and other amounts payable with respect to the debt securities will be denominated, payable, redeemable or repurchasable, as the case may be;

●	whether the debt securities may be issuable in tranches;
●

the obligations, if any, we may have to permit the conversion or exchange of the debt securities into common stock, preferred stock or other capital stock or property, or a combination thereof, and the terms and conditions upon which such conversion or exchange will be effected (including conversion price or exchange ratio), and any limitations on the ownership or transferability of the securities or property into which the debt securities may be converted or exchanged;

●	if other than the trustee under the indenture, any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;
●

any deletions from, modifications of or additions to the events of default with respect to the debt securities or the right of the trustee or the holders of the debt securities in connection with events of default;

●	any deletions from, modifications of or additions to the covenants with respect to the debt securities;
●

if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amount will be determined;

●

whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and, if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

●

whether, under what circumstances and the currency in which, we will pay additional amounts on the debt securities to any holder of the debt securities who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts, and the terms of any such option;

●	whether the debt securities will be secured by any collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;
●	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor; and
●	any other material terms or conditions upon which the debt securities will be issued.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which the trustee and commercial banks are open for business in New York, New York.

Unless we inform you otherwise in a prospectus supplement, each series of our senior debt securities will rank equally in right of payment with all of our other unsubordinated debt. The subordinated debt securities will rank junior in right of payment and be subordinate to all of our unsubordinated debt.

Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may act as paying agent under the indenture.

The prospectus supplement will contain a description of United States federal income tax consequences relating to the debt securities, to the extent applicable.

Covenants

The applicable prospectus supplement will describe any covenants, such as restrictive covenants restricting us or our subsidiaries, if any, from incurring, issuing, assuming or guarantying any indebtedness or restricting us or our subsidiaries, if any, from paying dividends or acquiring any of our or its capital stock.

Consolidation, Merger and Transfer of Assets

The indenture permits a consolidation or merger between us and another entity and/or the sale, conveyance or lease by us of all or substantially all of our property and assets, provided that:

●

the resulting or acquiring entity, if other than us, is organized and existing under the laws of a United States jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

●	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and
●

we have delivered to the trustee an officers’ certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the debt securities with the same effect as if it had been an original party to the indenture and the debt securities. As a result, such successor entity may exercise our rights and powers under the indenture and the debt securities, in our name and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Notwithstanding the foregoing, we may transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such entity is our wholly owned subsidiary. The term “wholly owned subsidiary” means any subsidiary in which we and/or our other wholly owned subsidiaries, if any, own all of the outstanding capital stock.

Modification and Waiver

Under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

●	a change in the stated maturity date of any payment of principal or interest;
●	a reduction in the principal amount of or interest on any debt securities;
●	an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;
●	a change in the currency in which any payment on the debt securities is payable;
●	an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or
●

a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

Under the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

●	waive compliance by us with certain restrictive provisions of the indenture; and
●

waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of or interest on any series of debt securities.

Events of Default

Unless we indicate otherwise in the applicable prospectus supplement, “event of default” under the indenture will mean, with respect to any series of debt securities, any of the following:

●	failure to pay interest on any debt security for 30 days after the payment is due;
●	failure to pay the principal of any debt security when due, either at maturity, upon redemption, by declaration or otherwise;
●

failure on our part to observe or perform any other covenant or agreement in the indenture that applies to the debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

●	certain events of bankruptcy, insolvency or reorganization.

Remedies Upon an Event of Default

If an event of default occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of such series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series can, subject to conditions, rescind the declaration.

The indenture requires us to furnish to the trustee not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer’s knowledge of our compliance with all conditions and covenants under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal of or interest on any debt securities if the trustee in good faith determines that the withholding of notice is in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.

The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee satisfactory security or indemnity. If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:

●	conducting any proceeding for any remedy available to the trustee; or
●	exercising any trust or power conferred upon the trustee.

The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

●	the holder has previously given the trustee written notice of a continuing event of default;
●

the holders of not less than a majority in aggregate principal amount of the outstanding debt securities have made a written request of, and offered reasonable indemnity to, the trustee to begin such proceeding;

●	the trustee has not started such proceeding within 60 days after receiving the request; and
●	no direction inconsistent with such written request has been given to the trustee under the indenture.

However, the holder of any debt security will have an absolute right to receive payment of principal of and interest on the debt security when due and to institute suit to enforce this payment.

Satisfaction and Discharge; Defeasance

Satisfaction and Discharge of Indenture. Unless otherwise indicated in the applicable prospectus supplement, if at any time,

●

we have paid the principal of and interest on all the debt securities of any series, except for debt securities which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture, as and when the same shall have become due and payable, or

●

we have delivered to the trustee for cancellation all debt securities of any series theretofore authenticated, except for debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture, or

●

all the debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the debt securities, on the dates the payments are due or become due under the indenture and the terms of the debt securities, then the indenture shall cease to be of further effect with respect to the debt securities of such series, except for:

●	rights of registration of transfer and exchange, and our right of optional redemption;
●	substitution of mutilated, defaced, destroyed, lost or stolen debt securities;
●

rights of holders to receive payments of principal thereof and interest thereon upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any;

●	the rights, obligations and immunities of the trustee under the indenture; and
●	the rights of the holders of such series of debt securities as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.

Defeasance and Covenant Defeasance.  Unless otherwise indicated in the applicable prospectus supplement, we may elect with respect to any debt securities of any series either:

●	to defease and be discharged from all of our obligations with respect to such debt securities (“defeasance”), with certain exceptions described below; or
●

to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”).

We must comply with the following conditions before the defeasance or covenant defeasance can be effected:

●

we must irrevocably deposit with the indenture trustee or other qualifying trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, trust funds in trust solely for the benefit of the holders of such debt securities, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums on the due dates for those payments; and

●

we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred.

In connection with defeasance, any irrevocable trust agreement contemplated by the indenture must include, among other things, provision for:

●	payment of the principal of and interest on such debt securities, if any, appertaining thereto when due (by redemption, sinking fund payments or otherwise),
●	the payment of the expenses of the trustee incurred or to be incurred in connection with carrying out such trust provisions,
●	rights of registration, transfer, substitution and exchange of such debt securities in accordance with the terms stated in the indenture, and
●	continuation of the rights, obligations and immunities of the trustee as against the holders of such debt securities as stated in the indenture.

The accompanying prospectus supplement may further describe any provisions permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Global Securities

Unless otherwise indicated in the applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security in the applicable prospectus supplement.

Notices

We will give notices to holders of the debt securities by mail at the addresses listed in the security register. In the case of notice in respect of unregistered securities or coupon securities, we may give notice by publication in a newspaper of general circulation in New York, New York.

Governing Law

The particular terms of a series of debt securities will be described in a prospectus supplement relating to such series of debt securities. Any indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you are one of our unsecured creditors.

Regarding the Trustee

From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business.

DESCRIPTION OF WARRANTS

We may offer to sell warrants from time to time. If we do so, we will describe the specific terms of the warrants in a prospectus supplement. In particular, we may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may also issue warrants independently or together with other securities and the warrants may be attached to or separate from those securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

●	the offering price and aggregate number of warrants offered;
●	the currency for which the warrants may be purchased;
●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
●

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

●

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
●	the terms of any rights to redeem or call the warrants;
●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
●	the dates on which the right to exercise the warrants will commence and expire;
●	the manner in which the warrant agreement and warrants may be modified;
●	certain United States federal income tax consequences of holding or exercising the warrants;
●	the terms of the securities issuable upon exercise of the warrants; and
●	any other specific material terms, preferences, rights or limitations of or restrictions on the warrants.

Holders may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with other requested information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If a holder exercises fewer than all of the warrants represented by the warrant certificate, then we will issue a new warrant certificate for the remaining amount of warrants.

Holder will not have any of the rights of the holders of the securities purchasable upon the exercise of warrants until you exercise them. Accordingly, holder will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities you can purchase upon exercise of the warrants.

The information provided above is only a summary of the terms under which we may offer warrants for sale. Accordingly, investors must carefully review the applicable warrant agreement for more information about the specific terms and conditions of these warrants before investing in us. In addition, please carefully review the information provided in the applicable prospectus supplement, which contains additional information that is important for you to consider in evaluating an investment in our securities.

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders to purchase shares of our common stock or preferred stock described in this prospectus. We may offer rights separately or together with one or more additional rights, preferred stock, common stock, warrants or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent for any rights we offer will be set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the stockholders entitled to the rights distribution;

●	the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;

●	the exercise price;

●	the aggregate number of rights issued;

●	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

●	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

●	the method by which holders of rights will be entitled to exercise;

●	the conditions to the completion of the offering;

●	the withdrawal, termination and cancellation rights;

●	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment;

●	whether stockholders are entitled to oversubscription right;

●	any U.S. federal income tax considerations; and

●	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the Nasdaq Capital Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of GreenBox POS. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Our consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$100,000,000

8% SENIOR CONVERTIBLE NOTES DUE 2023

GREENBOX POS

PROSPECTUS SUPPLEMENT

EF HUTTON

division of Benchmark Investments, LLC

November 2, 2021